UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2009

MB FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland                0-24566-01               36-4460265

(State or other jurisdiction of incorporation)       (Commission File No.)       (IRS Employer Identification Number)

800 West Madison Street, Chicago Illinois             60607

(Address of principal execuitve offices)             (Zip Code)

Registrant's telephone number, including area code:     (888) 422-6562

N/A

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 22, 2009, the Board of Directors of MB Financial, Inc. (the “Company”), acting on the recommendations of the Organization and Compensation Committee of the Board of Directors, approved the granting of restricted stock awards under the Company’s Amended and Restated Omnibus Incentive Plan (the “Plan”) to the executive officers named in the summary compensation table in the Company’s last annual meeting proxy statement (the “Named Executive Officers”) and to the other members of the Company’s management committee.  The numbers of shares granted to the Named Executive Officers were as follows: Mitchell Feiger – 40,444 shares; Jill E. York – 21,151 shares; Thomas D. Panos – 17,855 shares; Burton J. Field – 5,576 shares; and Thomas P. FitzGibbon, Jr. – 7,781 shares.  The total number of shares granted to all other management committee members (4 individuals) was 71,594.   Each award generally will vest in full on the later of (i) July 22, 2012 and (ii) the day following the last trading day of any period of ten consecutive trading days during which the closing price of the Company’s common stock on each day during such period is at or above $18.14 (150% of the closing price on July 22, 2009), provided that if this minimum price requirement has not been met by July 22, 2014, the shares will be forfeited.  Cash dividends paid on the restricted shares prior to their vesting will accumulate without interest and be paid to the award recipient on the vesting date or be forfeited in the event the shares are forfeited.

The terms of each award include certain restrictions that may be applicable to the award recipient to the extent necessary to ensure that the award complies with the limitations on compensation to which the Company is currently subject as a result of its participation in the TARP Capital Purchase Program of the U.S. Department of the Treasury.  These restrictions, to the extent applicable, could result in a reduction in the number of shares underlying the award and/or affect the vesting of the award and transferability of the underlying shares.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MB FINANCIAL, INC.

Date: 07/28/09	By:	/s/Jill E. York
Jill E. York
Vice President and Chief Financial Officer

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